Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Amendment No. 2 dated April 3, 2006 to
Preliminary Pricing Supplement No. 39
dated March 24, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – April 21, 2006

PLUS due May 20, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Closing Price of Shares of the iShares®
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)

Offering Price	:	$10 per PLUS

Leverage Factor	:	300%

Maximum Payment	:	$12.10 per PLUS

Aggregate Principal Amount	:	$29,000,000

Initial Value	:	106.90

Trade Date	:	April 21, 2006

Settlement Date	:	April 26, 2006

Listing	:	None

CUSIP	:	61748U201

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$0.15 per PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-800-584-6837.

“iShares®” is a registered trademark of Barclays Global Investors, N.A. and has been licensed for use by Morgan Stanley.

Amendment No 2 dated April 3, 2006 to Preliminary Pricing Supplement dated March 24, 2006 Prospectus Supplement for PLUS dated February 21, 2006 Prospectus dated January 25, 2006